November 29, 1999


Via Certified Mail

Mr. J. Dean Presson
Vice President National City Bank
Corporate Trust Administration
629 Euclid Avenue, Suite 635

Cleveland, OH  4414

Re:      Lilly Industries, Inc. Rights Agreement

Dear Mr. Presson:

Pursuant to Section 21 of that certain Rights Agreement by and between Lilly Industries, Inc. ("Lilly") and KeyCorp Shareholder Services, Inc. ("KeyCorp"), dated as of January 12, 1996 (the "Agreement"), Lilly hereby provides notice that, effective December 6, 1999, KeyCorp shall be removed as Rights Agent under this Agreement. Pursuant to Section 21 of the Agreement, Lilly has appointed National City Bank to be the successor Rights Agent effective as of December 6, 1999. For your records, please find enclosed a copy of the Rights Agreement.

Sincerely,



John C. Elbin

Vice President, Chief Financial Officer
and Secretary

Encls.
JCE/la

119905

November 29, 1999



Via Certified Mail

Corporate Trust Officer
KeyCorp Shareholder Services, Inc.
127 Public Square, 15th Floor

Cleveland, OH  4414

Re:      Lilly Industries, Inc. Rights Agreement

To Whom It May Concern:

Pursuant to Section 21 of that certain Rights Agreement by and between Lilly Industries, Inc. ("Lilly") and KeyCorp Shareholder Services, Inc. ("KeyCorp"), dated as of January 12, 1996 (the "Agreement"), Lilly hereby provides notice that effective December 6, 1999, KeyCorp shall be removed as Rights Agent under this Agreement.

Sincerely,



John C. Elbin

Vice President, Chief Financial Officer
and Secretary